UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Village Farms International, Inc.

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Additional Information Regarding Village Farms International, Inc.’s Annual and Special Meeting of Shareholders to be Held on June 25, 2020.

Village Farms International, Inc. (“Village Farms”) issued the following press release on June 4, 2020, which relates to its proxy statement dated May 22, 2020, and furnished to its shareholders in connection with the solicitation of proxies for use at its annual and special meeting of shareholders to be held on June 25, 2020.

This supplement is being filed with the Securities and Exchange Commission and was made available to shareholders on June 4, 2020.

This supplement should be read in conjunction with Village Farms’ proxy statement dated May 22, 2020.

FOR IMMEDIATE RELEASE

Village Farms International to Hold 2020 Annual and Special Meeting of Shareholders in Virtual Format

Vancouver, BC, June 4, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ:VFF) (TSX:VFF) today announced it will hold its Annual and Special Meeting of Shareholders (the “Meeting”) on June 25, 2020 at 1:00 p.m. Eastern Daylight Time in a virtual format.

Due to the uncertain public health impact of COVID-19 and in consideration of the health and safety of the Company’s shareholders, colleagues and boarder community, this year’s meeting will be held in a virtual meeting format only. Shareholders will be able to listen to, participate in and vote at the Meeting in real time through a web-based platform (access information below).

The Company’s Proxy Statement describing the formal business to be conducted at the meeting and containing detailed instructions about how to participate in the meeting is available in the Investor Relations section of the Company’s website at www.villagefarms.com under “Investor Relations/Shareholder Meeting Materials”.

To Vote Ahead of the Virtual Meeting

As in prior years, shareholders have multiple options to cast their vote ahead of the Meeting, which include online, via telephone or via mail. Details on using each method are included in the Proxy Statement and the Form of Proxy.

The Company’s Notice of Meeting, Proxy Statement and the accompanying Form of Proxy (collectively the “Meeting Materials”) were mailed on or about May 26, 2020. Shareholders who have not yet received their Meeting Materials should contact their broker if they are a non-registered shareholder or contact Computershare (1-800-564-6253 or https://www-us.computershare.com/Investor/Contact/Enquiry) if they are a registered shareholder. Shareholders planning to vote ahead of the meeting must submit their proxy voting instructions to Computershare no later than 1:00 p.m. Eastern Daylight Time on Tuesday, June 23, 2020.

Accessing the Virtual Meeting In order to access the Meeting, registered Shareholders, duly appointed proxyholders (including non-registered Shareholders who have duly appointed themselves as proxyholder) and guests (including non-registered Shareholders who have not duly appointed themselves as proxyholder) must log in online as set out below.

•	Step 1: Visit https://www.issuerdirect.com/virtual-event/vff.

•	Step 2: Enter name and email.

Online access will be available prior to the Meeting for participants to log in. The Company encourages participants to access the Meeting webcast prior to the start time. Participants should allow ample time to log in to the Meeting online and complete the check-in procedures.

Participants can submit questions in writing to the Virtual Meeting website during the Meeting in the Q&A tab on the virtual platform. Participants, however, must first join the meeting as described above. No questions will be taken in any other manner the day of the Meeting.

To Vote at the Virtual Meeting

Registered and/or non-registered shareholders who wish to vote their proxies at the Meeting or have their designated proxy cast their vote at the Meeting on their behalf, should follow the instructions set out in the Proxy Statement.

Replay

A replay of the Annual Meeting will be available in the “Investor Relations” section of the Company’s website starting approximately 24 hours after the meeting is finished.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. Village Farms produces and distributes fresh, premium-quality produce with consistency 365 days a year to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in British Columbia, Ontario and Mexico. The Company is now leveraging its 30 years of experience as a vertically integrated grower for the rapidly emerging global cannabis opportunity through its majority ownership of British Columbia-based Pure Sunfarms Corp., one of the single largest cannabis growing operations in the world. The Company also intends to pursue opportunities to become a vertically integrated leader in the U.S. hemp-derived CBD market, subject to compliance with all applicable U.S. federal and state laws, Village Farms has established two joint ventures, Village Fields Hemp and Arkansas Valley Green and Gold Hemp, for outdoor hemp cultivation and CBD extraction and is pursuing controlled environment hemp production at a portion of its Texas greenhouse operations, which total 5.7 million square feet of production area.

Contact Information

Lawrence Chamberlain

Investor Relations

LodeRock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com